As Filed with the Securities and Exchange Commission on July 3, 2007

Registration No. -_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MANGOSOFT, INC.
(Exact name of Registrant as specified in its charter)

Nevada	12 Technology Way, Nashua, NH 03060	87-0543565
(State or other juris-diction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

DALE VINCENT
CHIEF EXECUTIVE OFFICER
MANGOSOFT, INC.
12 TECHNOLOGY WAY, NASHUA, NH 03060
(603) 324-0400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPIES TO:

JEFFREY D. ZUKERMAN, ESQ.
ZUKERMAN GORE & BRANDEIS, LLP
875 THIRD AVENUE
NEW YORK, NEW YORK 10022
Phone: (212) 223-6700
Fax: (212) 223-6433

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	2,400,000		$.50	(1)	$1,200,000	$37.00	(2)
Rights to Purchase Common Stock	2,400,000	(1)	N/A		N/A	N/A	(3)
Total

(1)	Solely for purposes of computing the filing fee.

(2)	Calculated pursuant to Rule 457(c) and 457(o).

(3)
Pursuant to Rule 457, no registration fee is payable with respect to the rights to purchase common  stock since the rights are being registered in the same registration statement as the securities to be  offered pursuant thereto.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation of an offer to buy any securities other than the rights or the common stock to which it relates, or an offer in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create any implication that the information contained by reference herein is correct at any time after the date hereof.

MANGOSOFT, INC.

Up to 2,400,000 Rights to Purchase
up to 2,400,000 shares of
Common Stock

PROSPECTUS

_______________, 2007

The information in this prospectus is not complete and may be changed. MangoSoft, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION JULY 3, 2007

Preliminary Prospectus

Subscription Rights
to Purchase

Up to 2,400,000 Shares of Common Stock

of

MANGOSOFT, INC.

We are distributing rights at no charge to holders of our common stock to purchase up to 2,400,000 shares of our common stock to persons who owned our common stock as of the close of business on ________, 2007, the record date. You will have ______ of a right for each share of our common stock that you own as of the record date. Each full right will entitle you to subscribe for one share of our common stock at a subscription price of $.50 per share, the same price at which we effected our private placement of 2,400,000 shares of our common stock to certain existing stockholders earlier this year, which we refer to as our “Private Placement”. Subscribers who exercise their rights in full may over-subscribe to purchase additional shares, subject to certain limitations, to the extent shares are available. You will not have the right to purchase any fractional shares. If all rights are exercised, we will issue 2,400,000 shares of common stock in the offering. The proceeds from this rights offering will be used to fund certain of our litigation expenses in connection with the enforcement of our patent portfolio, and for certain working capital purposes.

If you do not properly exercise your rights before 5:00 p.m., Eastern Daylight Savings Time, on __________ [ ], 2007, your rights will expire, unless this time is extended.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Unless we give you a right of cancellation as a result of a fundamental (as determined by us) change to the terms of the rights offering, all exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

Our shares are listed for trading on the Over-The-Counter-Bulletin Board Market (“OTCBB”) under the symbol “MGOF.” On July 2, 2007, the last reported sale price for our common stock on the OTCBB was $.83 per share. The rights will not be transferable, and will not be listed or quoted on a formal exchange. The shares of common stock issued in the rights offering will also be listed on the OTCBB under the same symbol.

A group consisting of the stockholders who participated in the Private Placement and/or their affiliates, who we refer to as the “Investors”, intends to enter into an agreement with the Company to purchase all of the shares offered under the rights offering that are not purchased by the other stockholders of the Company at a price per share equal to the rights offering subscription price.

The shares are being offered directly by us without the services of an underwriter or selling agent.

We may cancel or terminate the rights offering at any time prior to its expiration. If this offering is cancelled or terminated, we will return your subscription price, but without any payment of interest.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 6 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-KSB for the year ended December 31, 2006, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price Per Share	Total Proceeds (1) to Mangosoft
Offering Price to Stockholders	$.50	$1,200,000

(1) Assumes all rights are subscribed for, and before deducting expenses payable by us, estimated to be approximately $40,000

Prospectus dated ____________, 2007

v

We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which the offer or solicitation is not permitted.

In this prospectus, “MangoSoft,” “Company,” “company,” “we,” “us” and “our” refer to MangoSoft, Inc. and our subsidiaries, unless the context specifically indicates otherwise. Our executive offices are located at 12 Technology Way, Nashua, NH 03060 and our telephone number is 603-324-0400.

PROSPECTUS SUMMARY

This summary highlights some of the information provided elsewhere in this prospectus. This summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. You should read the entire prospectus carefully. Portions of this prospectus, such as the Risk Factors section starting on page 6, are not summarized below.

We also encourage you to review the financial statements and other information provided in the reports and other documents we file under the Securities Exchange Act of 1934, as described in the "Where You Can Find More Information" section in this prospectus at page 38.

The Rights Offering

Securities offered
Rights to purchase up to 2,400,000 shares of our common stock. To each record holder of common stock on _______ ___, 2007, MangoSoft is granting ______ of a right for each share of common stock held on that date. We expect the gross proceeds from the rights offering to be $1,200,000.

Subscription price
The subscription price for each share is $.50, payable in cash, which is the price at which the Company effected the Private Placement. Payment by personal check must clear payment on or before the expiration date, which may require five or more business days from the date that we receive your personal check. As a result, we recommend that stockholders pay the subscription price by certified or cashier’s check drawn on a U.S. bank, U.S. postal money order or wire transfer of funds.
The subscription price will be approved by Mr. Dale Vincent, the sole member of our board of directors prior to the completion of the rights offering and who is not an Investor. See “Standby purchase commitment” below.

Record date	_______ ____, 2007

Expiration date and time
The rights expire at 5:00 p.m., Eastern Daylight Savings Time, on _________, 2007, unless we decide in our sole discretion to extend the rights offering until some later time. Any rights not exercised on or before that time will expire.

Over-Subscription privilege
Each holder who elects to exercise his/her rights in full may also oversubscribe for additional shares of common stock at the same subscription price per share in an amount up to the greater of (A) 50% of the number of full rights received or (B) 100 shares. The number of additional shares available for the over-subscription privilege will depend on how many holders exercise their rights. If there are not enough of our shares available to fully satisfy all of the over-subscription requests, the available shares will be distributed among rights holders who exercised their over-subscription privilege. The allocation will be made first to holders of less than ___ rights so that those holders may subscribe for 100 shares (or the next higher multiple of 10 shares) and thereafter pro rata among all holders exercising the over-subscription privilege. In the event you choose to exercise the over-subscription privilege, but receive a prorated amount, you will receive a refund, without interest or deduction, for the subscription price of any shares you do not receive promptly after the expiration of the rights offering.

Standby purchase commitment
The Investors intend to enter into an agreement with the Company to purchase all of the shares offered under the rights offering that are not purchased by the other stockholders of the Company at a price per share equal to the rights offering subscription price. In their capacity as standby purchasers, the Investors are not entitled to participate in the over-subscription privilege. However, the Investors may participate as stockholders in the over-subscription privilege on the same terms as the other shareholders. See the section of this prospectus entitled “The Rights Offering—Standby Purchase.”

Shares of common stock outstanding prior to this offering	3,413,038 outstanding on March 31, 2007.

Shares of common stock outstanding after this offering (assuming full exercise of rights)	5,813,038. Unless expressly stated to the contrary, the share information in this prospectus excludes, as of March 31, 2007:

• an aggregate of 75,000 shares issuable upon the exercise of outstanding options granted pursuant to our 1999 Incentive Compensation Plan.

Non-Transferability of rights	The rights are not transferable.

Fractional shares
We will not issue fractional shares. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

No revocation	Once you submit the form of subscription certificate to exercise any rights, you will not be allowed to revoke, or change the exercise or request a refund of monies paid.

Reasons for the rights offering; use of proceeds	Primarily to fund certain of the Company’s litigation expenses in connection with the Company enforcing its patent portfolio, and for certain working capital purposes.

No board or committee recommendation
Our Board of Directors will not make any recommendation to stockholders regarding the exercise of rights under this offering. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Stockholders who do exercise their rights risk losing the new money they invest. We cannot assure you that the subscription price will be below the market price for the common stock, or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at a higher price. See “Risk Factors” below.

Conditions to the rights offering
The obligation of the Company to consummate the rights offering is subject to certain conditions described under “The Rights Offering -- Conditions Relating to the Rights Offering.” The Company has the right to terminate the rights offering. If the rights offering is terminated, we will refund without interest to those persons who subscribed for shares in the rights offering all payments received from those subscribers.

Subscription Agent	Interwest Transfer Company, Inc.

Procedure for exercising rights
To exercise rights, you must complete the subscription certificate and deliver it to Interwest Transfer Company, Inc., our Subscription Agent for the rights offering, with full payment under the subscription privilege. You must deliver one full right for each share of common stock you would like to purchase. Interwest Transfer Company, Inc. must receive the proper forms and payments in good funds on or before the expiration date.

You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail, return receipt requested. You may use an alternative, the “Notice of Guaranteed Delivery,” if you are unable to deliver the subscription certificate before the expiration date, subject to the requirements of this procedure described under “The Rights Offering--Special Procedure” under ”Notice of Guaranteed Delivery.”

Payment adjustments
If you send a payment that is insufficient to purchase the number of shares requested, or if the number of shares requested is not specified in the subscription certificate, the payment received will be applied to exercise the subscription privilege to the extent of the payment. If the payment exceeds the subscription price for the full exercise of the subscription privilege, the excess will be refunded to you as soon as it is practicable, without interest.

Nominee accounts
If you wish to purchase shares in this offering and your shares are held by a securities broker, bank, trust company or other nominee, including any shares held in the Company’s Employee Stock Purchase Plan or the Company’s 401(k) Plan, you should promptly contact your record holder(s) and request that they exercise rights on your behalf. You may also contact the nominee and request that the nominee send a separate subscription certificate to you. If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange the method of exercise. If you are a nominee who desires subscription certificates to be re-issued in smaller denominations, you must act promptly under special procedures described under “The Rights Offering—Exercise of Less Than All Rights.”

You are responsible for the payment of any fees that brokers or other persons holding your shares may charge.

You are not responsible for any fees payable to the Subscription Agent.

Exercise by foreign and certain other stockholders

Interwest Transfer Company, Inc. will hold subscription certificates for stockholders having addresses outside the United States. In order to exercise rights, holders with addresses outside the United States must notify Interwest Transfer Company, Inc. and timely follow other procedures on or before the expiration date of the rights.

U.S. income tax consequences
For United States federal income tax purposes, we believe that a stockholder will not recognize taxable income or loss as a result of the distribution or exercise of the rights. See “Federal Income Tax Consequences” below. Each stockholder should, and is urged to, consult their own tax adviser concerning the tax consequences of this offering under the holder’s own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.

Stock certificates
We will deliver stock certificates representing common stock purchased by the exercise of rights to the nominees or other record holders as soon as practicable after the expiration date of this rights offering.

Amendment, extension and termination
We may amend or extend the rights offering. We reserve the right to withdraw the rights offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned without interest to those persons who subscribed for shares in the rights offering.

Questions	Questions regarding the rights offering should be directed to Mr. Dale Vincent at 603-324-0400.

Risk Factors	Stockholders considering making an investment in the rights offering should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

OTCBB Trading Symbol
Shares of our common stock are currently listed for trading on the OTCBB under the symbol “MGOF,” and the shares to be issued to you in connection with the rights offering will be eligible for trading on the OTCBB.

Risk Factors
Exercising your rights and investing in our common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 6 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-KSB for the year ended December 31, 2006, and all other information included or incorporated by reference in this prospectus. You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of our common stock.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, all other information contained in this prospectus the risks described in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which are incorporated herein by reference and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making a decision to invest in our units. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial conditions or results of operating may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements on page 13 of this prospectus.”

Risks Related to Our Business

We Have Never been Profitable and Have Substantial Cumulative Operating Losses.

We have a history of substantial operating losses and an accumulated deficit of $88,944,248 as of December 31, 2006. For the years ended December 31, 2006, 2005 and 2004, our losses from operations, excluding the net effects of stock-based compensation, were $555,806, $363,961 and $373,034, respectively. We have historically experienced cash flow difficulties primarily because our expenses have exceeded our revenues. We expect to incur additional operating losses. These factors, among others, raise significant doubt about our ability to continue as a going concern. If we are unable to generate sufficient revenue from our operations to pay expenses or we are unable to obtain additional financing on commercially reasonable terms, our business, financial condition and results of operations will be materially and adversely affected.

We Will Need Additional Financing.

We may require additional capital to finance our future operations. We can provide no assurance that we will obtain additional financing sufficient to meet our future needs on commercially reasonable terms or at all. Also, Bank of America (formerly FleetBoston) terminated its license agreement with us in September 2004. While we are seeking new business opportunities to replace the resulting loss of revenue, we cannot be certain we will find a replacement for such revenue. If we are unable to obtain the necessary financing, our business, operating results and financial condition will be materially and adversely affected. We may be required to make significant reductions in expenses, which could significantly restrict our operations and limit our ability to enhance our products, respond to competitive pressures, or take advantage of business opportunities.

Our Success Depends on Our Outsourced Services Agreement.

Effective September 30, 2002, we outsourced the management of our internal information systems, billable services infrastructure, software code base, customer support and reseller channel management to Built Right Networks under our September 30, 2002 Information Management Services Agreement (the “Outsourced Services Agreement”). The principals of Built Right Networks are all former MangoSoft employees. We can provide no assurance that Built Right Networks will remain solvent or can retain their key personnel. Built Right Network's inability to retain key personnel or to remain solvent would have a material and adverse effect on our business, financial condition and results of operations.

Our Performance Depends on Market Acceptance of Our Products.

We expect to derive a substantial portion of our future revenues from the sales of MangomindSM and fileTRUSTSM. Due to our small size and need to conserve capital, our selling and marketing activities for these products and services is limited. If markets for our products fail to develop, develop more slowly than expected, are subject to substantial competition or react negatively to Bank of America's (formerly FleetBoston) termination of its February 2002 enterprise license agreement with us, our business, financial condition and results of operations may be adversely affected.

We Depend on Strategic Marketing Relationships.

We expect our future marketing efforts will focus in part on developing business relationships with technology companies that seek to augment their businesses by offering our products to their customers. Our inability to enter into and retain strategic relationships, or the inability of such technology companies to effectively market our products, could materially and adversely affect our business, operating results and financial condition.

There May Be Limited Liquidity in Our Common Stock and Its Price May Be Subject to Fluctuation.

Our common stock is currently traded on the OTC Bulletin Board and there is only a limited market for our common stock. We can provide no assurances that we will be able to have our common stock listed on an exchange or quoted on Nasdaq or that it will continue to be quoted on the OTC Bulletin Board. If there is no trading market for our common stock, the market price of our common stock will be materially and adversely affected.

SEC Rules Concerning Sales of Low-Priced Securities May Hinder Re-Sales of Our Common Stock

Because our common stock has a market price that is less than five dollars per share, our common stock is not listed on an exchange or quoted on Nasdaq and is traded on the OTC Bulletin Board. Brokers and dealers who handle trades in our common stock are subject to certain SEC disclosure rules when effecting trades in our common stock, including disclosure of the following: the bid and offer prices of our common stock, the compensation of the brokerage firm and the salesperson handling a trade and legal remedies available to the buyer. These requirements may hinder re-sales of our common stock and may adversely affect the market price of our common stock.

Rapidly Changing Technology and Substantial Competition May Adversely Affect Our Business.

Our business is subject to rapid changes in technology. We can provide no assurances that research and development by competitors will not render our technology obsolete or uncompetitive. We compete with a number of computer hardware and software design companies that have technologies and products similar to those offered by us and have greater resources, including more extensive research and development, marketing and capital than us. We can provide no assurances that we will be successful in marketing our existing products and developing and marketing new products in such a manner as to be effective against our competition. If our technology is rendered obsolete or we are unable to compete effectively, our business, operating results and financial condition will be materially and adversely affected.

Litigation Concerning Intellectual Property Could Adversely Affect Our Business.

We rely on a combination of trade secrets, copyright and trademark law, contractual provisions, confidentiality agreements and certain technology and security measures to protect our trademarks, patents, proprietary technology and know-how. However, we can provide no assurance that our rights in our intellectual property will not be infringed upon by competitors or that competitors will not similarly make claims against us for infringement. We are currently involved in litigation involving intellectual property rights, and there are no assurances that we will prevail with respect to these litigations, and if we do, whether we will recover any damages. As a consequence, our business, operating results and financial condition will be materially and adversely affected

Defects in Our Software Products May Adversely Affect Our Business.

Complex software such as the software developed by MangoSoft may contain defects when introduced and also when updates and new versions are released. Our introduction of software with defects or quality problems may result in adverse publicity, product returns, reduced orders, uncollectible or delayed accounts receivable, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, financial condition and results of operations.

We Have Limitations On The Effectiveness Of Our Internal Controls.

We have one full-time employee. This employee is engaged in general and administrative capacities. A complete set of internal controls is not possible in an organization of this size. Management does not expect that its disclosure controls or its internal controls will prevent all errors and intentional misrepresentations. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, if any, within the organization have been detected.

Risks Related to this Offering

The subscription price is not an indication of the value of our common stock. You may not be able to sell common stock purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share of common stock does not necessarily bear any relationship to any established criteria for valuation such as book value per share, cash flows, or earnings. As a result, you should not consider the subscription price as an indication of the current value of our common stock or of the common stock to be offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above or below the subscription price. We cannot assure you that you will be able to sell common stock purchased in this offering at a price equal to or greater than the subscription price.

This offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

The subscription price per share represents a discount of approximately 56.5% from $1.15, the average of the closing sales prices of our common stock over the thirty (30) trading day period ending June 29 2007. This discount, along with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price and could have an immediate unrealized loss. We cannot assure you that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

You may suffer dilution of your percentage of ownership of our common stock.

If you do not exercise your subscription rights and shares of common stock are purchased by other stockholders in this offering, your proportionate voting and ownership interest will be reduced. The percentage that your original shares of common stock represents of our expanded equity after exercise of the subscription rights will also be diluted. For example, if you own 1,000 shares of common stock before this offering, or approximately .03% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, your percentage ownership would be reduced to approximately .017%. The magnitude of the reduction of your percentage ownership will depend upon the number of shares of common stock you hold and the extent to which you exercise your subscription rights. In addition, the Investors are obligated to purchase all of the shares of common stock issuable upon the exercise of any rights that remain unsubscribed at the closing of the rights offering subscription period. Therefore, if no stockholders other than the Investors exercise their subscription rights, the percentage of our common stock owned by stockholders other than the Investors would decline as a result of the sales to the Investors.

Once you exercise your subscription rights, you may not revoke the exercise even if there is a decline in the price of our common stock or if we decide to extend the expiration date of the subscription period.

The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy our common stock at a price above the prevailing market price. You will have an immediate unrealized loss. We may also, in our sole discretion, extend the expiration date of the subscription period, but in no event beyond an additional 15 days. During any potential extension of time, the value of our common stock may decline below the subscription price. This may result in a loss on your investment upon the exercise of rights to acquire our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights. We cannot assure you that following the exercise of subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You will not receive interest on subscription funds returned to you.

If we cancel or terminate this offering or if we are not able to fulfill your full oversubscription, we will not have any obligation with respect to the subscription rights except to return to you, without interest, any subscription payments and/or oversubscription payments you made that were not used to purchase common stock.

You need to act promptly and follow subscription instructions, otherwise your subscription may be rejected.

Stockholders who desire to purchase common stock in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., Eastern Daylight Savings Time, on the expiration date unless extended. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the common stock for which you oversubscribe.

If an insufficient number of shares of common stock is available to fully satisfy all oversubscription privilege requests, the available common stock will be distributed proportionately among the eligible rights holders who exercised their oversubscription privilege based on the number of shares of common stock each such rights holder subscribed for under the basic subscription privilege.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled or terminated, other than to refund your subscription payments, without interest.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled or terminated prior to the expiration date, other than to refund your subscription payments, without interest.

After the consummation of the rights offering, a significant amount of our common stock will continue to be concentrated in the hands of a few of our stockholders, and their interests may not coincide with yours.

If, upon the completion of the rights offering, only the Investors purchase shares of our common stock, the Investors, who beneficially own approximately 70% of our issued and outstanding common stock prior to this rights offering, will own approximately 82.5% subsequent to this rights offering. As a result, the Investors will continue to have the ability to exercise substantial control over matters generally requiring stockholder approval. These matters include the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations, or sales of all or substantially all of our assets. Your interests as a holder of the common stock may differ from the interests of the Investors.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value from your subscription rights.

SELECTED CONSOLIDATED FINANCIAL DATA

Effective March 7, 2003, we implemented a 1-for-27 reverse stock split, which reduced our authorized common stock from 100,000,000 shares to 3,703,703 shares as a consequence of this reverse split, and was subsequently increased to 15,000,000 shares earlier this year. The par value of our common stock remains at $0.0001 per share.

The following table shows selected consolidated financial data giving effect to the reverse stock split as applied retroactively to all periods presented. The information set forth below is qualified by reference to, and should be read in conjunction with, the audited consolidated financial statements and related notes previously filed with the Securities and Exchange Commission in those reports incorporated by reference, as described on page 38 of this prospectus.

	Years Ended December 31 (Audited)
	2006	2005	2004	2003	2002
Statement of Operations Data:
Total revenues	$275,100	$336,524	$466,225	$504,156	$517,020
Income (loss) from operations	$(555,806)	$(364,389)	$(374,066)	$(1,073,725)	$(6,464,553)
Net income (loss)	$125,751	$(374,088)	$(297,124)	$(926,644)	$(6,384,402)
Basic earnings (loss) per share	$(0.12)	$(0.34)	$(0.29)	$(0.91)	$(6.31)
Diluted earnings (loss) per share	$(0.12)	$(0.34)	$(0.29)	$(0.91)	$(6.31)
Shares used in computing basic earnings per share	1,013,038	1,013,038	1,013,038	1,013,038	1,011,547
Shares used in computing diluted earnings per share	1,088,038	1,013,038	1,013,038	1,013,038	1,011,547
Balance Sheet Data:
Working capital surplus (deficit)	$32,479	$(343,272)	$3,388	$(85,943)	$136,668
Total assets	$146,248	$501,607	$817,052	$1,339,212	$2,159,921
Long-term debt, excluding current maturities	$250,000	$-	$-	$-	$-
Other liabilities	$113,769	$844,879	$813,664	$1,039,732	$1,015,904
Stockholders’ equity (deficit)	$(217,521)	$(343,272)	$3,388	$299,480	$1,144,017
Other Financial Data:
Dividends declared	-	-	-	-	-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in “Risk Factors” beginning on page 6, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements. They reflect our management’s view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events.

You are also urged to carefully review and consider the various disclosures made by us in this document, as well as in our prior periodic reports on Forms 10-KSB, 10-QSB and 8-K, filed with the Securities and Exchange Commission and listed under the caption “Incorporation by Reference” on page 38 of this prospectus.

We make available, free of charge, our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, and current reports on Form 8-K, if any.

We also make this information available on our website at www.mangosoft.com.

History

MangoSoft, Inc. (“MangoSoft”) was incorporated as First American Clock Co. (“First American”) under the laws of the State of Nevada on May 17, 1995. In connection with the organization of First American, its president and founders contributed $8,000 cash as initial capital. To raise funds with which to commence business operations, First American registered a public offering of its securities on Form SB-2, Commission File No. 33-93994, which became effective on October 25, 1995. Pursuant thereto, First American sold 187,800 shares of its common stock (as adjusted for stock splits) to the public at approximately $0.29 per share and raised gross proceeds of $54,150. However, First American did not generate any significant revenues from its operations and ceased such operations at the end of 1998.

Pursuant to an Agreement and Plan of Merger by and among MangoSoft Corporation, MangoMerger Corp. and First American, dated August 27, 1999 (the “Merger Agreement”), MangoSoft Corporation, a Delaware corporation engaged in software development, merged with MangoMerger Corp., a wholly-owned subsidiary of First American, which changed its name to MangoSoft, Inc., so that MangoSoft Corporation became a wholly-owned subsidiary of MangoSoft, Inc., the registrant (such transactions collectively referred to as the “Merger”).

Pursuant to the terms of the Merger Agreement, all of the outstanding capital stock of MangoSoft Corporation was converted into common stock of MangoSoft, Inc., par value $0.001 per share (the “Common Stock”), in accordance with the conversion rates specified in the Merger Agreement. In connection with the Merger, MangoSoft, Inc. issued 555,889 shares of Common Stock to security holders and certain debt holders of MangoSoft Corporation. As part of the Merger, we completed a private placement of 111,112 shares of common stock for net proceeds of approximately $3.1 million. We also issued 11,112 shares of common stock to the placement agent in respect of such private placement. Because First American was a non-operating entity and the closing of such private placement was contingent upon the closing of the Merger, the Merger was accounted for as a capital transaction and treated as a reverse acquisition, so that MangoSoft Corporation was deemed to have acquired First American. Accordingly, unless otherwise specified, historical references to our operations are references to the operations of MangoSoft Corporation.

Effective March 7, 2003, MangoSoft completed a 1-for-27 reverse stock split of its common stock. As a result of this reverse stock split, our authorized shares of common stock decreased from 100,000,000 to 3,703,703.

On March 11, 2003, pursuant to a Rights Agreement between the Company and Interwest Transfer Co., Inc., as Rights Agent, dated as of March 14, 2002, as amended, MangoSoft declared a dividend distribution of one right (a “Right”) to purchase one-tenth of a share of common stock, $0.001 par value, for each share of MangoSoft common stock, payable to stockholders of record on March 18, 2003. At that time, MangoSoft also authorized and directed the issuance of one Right with respect to each common share issued thereafter until the distribution date (as defined in the Rights Agreement) and, in certain circumstances, with respect to common shares issued after the distribution date. Except as set forth in the Rights Agreement, each Right, when it becomes exercisable, entitles the registered holder to purchase from MangoSoft one-tenth of a common share at a price of $250.00 per whole common share, subject to adjustment, as amended. On March 31, 2007, the Rights Agreement was further amended to provide that, among other things, the Company’s January 2007 private placement described more fully below did not trigger the exercise of such Rights.

On September 20, 2006, the Company received a bridge loan in the amount of $250,000 from an existing stockholder who is also an Investor. The bridge loan bore interest at the prime rate of interest as announced from time to time by Citibank NA, plus 1% per annum and was automatically convertible (on the same terms and conditions) into the equity securities sold in the Company’s immediately following private or public sale of equity or equity linked securities, provided that the proceeds of such sale of securities would be used primarily to fund expenses relating to certain intellectual property litigations in which the Company was the plaintiff.

On January 10, 2007 we effected the Private Placement to certain existing stockholders of the Company pursuant to which we offered and sold 2,400,000 shares of our common stock for $1,200,000 inclusive of the conversions of the $250,000 principal amount of the Bridge loan. The price per share purchase price in the private placement was $.50 per share, the same per share price at which two (2) rights are entitled to purchase one (1) share of common stock pursuant to this rights offering. The Investors intend to enter into an agreement with the Company to purchase all the shares offered under this rights offering that are not subscribed for and purchased by other stockholders of the Company. In connection with the Private Placement, the Company by majority written consent in lieu of a meeting, also increased the authorized capital of the Company from 3,703,704 shares to 15,000,000 shares, so as to facilitate this rights offering, among other things.

General

We market, sell and support Internet business software and services that improve the utility and effectiveness of Internet-based business applications. Our software solutions address the networking needs of small businesses, workgroups and large enterprises. We have leveraged our patented technology known as “Pooling” to develop our suite of software solutions. Pooling is a peer-to-peer and clustering technology that utilizes resources on a network to deliver easy-to-use advanced software services. MangoSoft helps businesses gain a competitive advantage by improving collaboration with customers, partners and colleagues through smarter, faster Internet communications.

We no longer develop new software products or services. We continue to market, sell and support our software services. Our strategy also includes seeking strategic business partnerships and distribution channels to leverage our patented technology.

Competition

We compete primarily with general technology suppliers such as Microsoft Corporation, Oracle Corporation, EMC Corporation and Novell, Inc., as well as other emerging companies utilizing peer-to-peer technology to improve the performance of various software applications. We anticipate that we will encounter substantial competition from these companies as well as others entering the Internet storage and collaboration markets.

Products

Our core technology includes our patented, peer-to-peer and clustering technology, originally marketed as Pooling in our Medley series of products. This technology combines memory and disk resources of multiple systems on a network into a coherent shared resource, featuring an efficient distributed directory, dynamic data movement and data replication. We have applied for eleven patents on our technology, nine of which have been granted.

We believe that Mangomind provides the secure file sharing benefits of a virtual private network (“VPN”) without additional hardware and configuration complexities.

Mangomind is an adaptation of aspects of our patented Pooling technology that delivers an easy-to-use virtual file service for the Internet. Mangomind combines the familiarity of Windows applications with the power of the Internet to deliver a secure means for multiple users to access, share and store important business files. Mangomind is sold as both a service and a standalone software product. The Mangomind service provides the security of a VPN without the additional hardware and configuration complexities. This virtual file service is hosted by a leading provider of complex Internet services and provides the familiar interface of a shared network drive. The Mangomind product is sold as a software license and the typical sale includes installation, training and extended support services. The Mangomind product is intended for the enterprise customer.

Mangomind facilitates business-to-business communications using the following features:

•	Simultaneous, multi-user file access. Mangomind is an Internet file-sharing system that allows multiple users in any location to simultaneously access and share files

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Robust, safe and secure. Mangomind allows users to set access permissions for files and folders on a Mangomind drive. Data encryption (128-bit) at the client (user) level ensures that all files are securely transmitted and stored. Service level agreements ensure that a user’s files are available and protected

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Business level security through encryption. Access to shared files is restricted to clients authenticated by using public/private keys; each Mangomind user is authenticated using state-of-the-art private key encryption. Data is stored in encrypted form to prevent unauthorized access

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File access permissions. The Mangomind file system allows users to define access permissions for users or groups of users on individual drives, files and folders. Permission settings are easily specified using the same familiar Microsoft Windows procedures.

•	Familiar Windows interface. Mangomind looks and operates just like a local drive and is completely integrated with Windows. No user training is required: applications run as if on a local drive.

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Access anytime, even when offline. When disconnected from the Internet, users can continue to work on their files offline because Mangomind caches the latest version of a file into a system’s local memory. Mangomind automatically synchronizes the files when the user reconnects to the Internet.

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High availability service. The Mangomind service provides automatic backup and restore functions, full-time customer support and service, and service level agreements to ensure high availability of the service. The Mangomind service is hosted and managed by leading service providers.

fileTRUSTSM is an online data storage service we purchased from Bank of America (formerly FleetBoston) in February 2002. fileTRUST SM users can access their stored files from any Internet-connected system. The fileTRUST SM service complements our Mangomind service by providing our customers with a lower cost online storage system. In conjunction with our purchase of fileTRUST SM , we executed a two-year enterprise license agreement with Bank of America (formerly FleetBoston) for the internal use of fileTRUST SM by Bank of America (formerly FleetBoston), which expired in February 2004. The terms and conditions of this agreement provide for automatic renewals on a month-to-month basis. Bank of America (formerly FleetBoston) terminated its license agreement with us in September 2004. The loss of Bank of America (formerly FleetBoston) as a customer has had a material adverse affect on our business.

Marketing and Sales

Our marketing and sales strategy is focused on small to medium size companies as well as enterprise accounts. We market our products and services primarily through a reseller channel. Effective September 30, 2002, we executed an Information Management Service Agreement (the “Outsourced Services Agreement”) with Built Right Networks, LLC (“Built Right Networks”). Under the terms of the Outsourced Services Agreement, Built Right Networks now provides reseller channel management in addition to information systems and technical end-user support for our products and services. We continue to seek strategic relationships with business partners capable of rapidly expanding the distribution of our products and services in targeted industry segments.

The success of our marketing and sales activities is dependent, among other things, on our ability to retain and attract qualified resellers and original equipment manufacturers (“OEMs”) as well as the overall market perception of our products and services.

Mangomind

In January 2001, we commercially released our Mangomind service (version 1.5) to the business community. Since its original commercial release, the Mangomind service has been enhanced several times and is currently on version 3.1.1. In May 2002, we released Mangomind as an enterprise product to the business community. Since its release the product has been enhanced and is currently on version 3.0.

We have identified small and medium sized business in the financial services, consulting, manufacturing, healthcare, real estate and architecture industries as key vertical markets to focus our marketing of the Mangomind service. These industries are characterized by a high degree of interaction with workgroups outside their organization and a need for an efficient and secure means of file sharing and project collaboration. Our recruitment of resellers is targeted toward those resellers that have existing penetration within these targeted vertical markets. We offer 15-day risk-free trials to participants responding to our resellers' marketing programs. These participants have become valuable prospects for our direct sales efforts.

The introduction of our Mangomind product has allowed our reseller channel to increase its focus on the enterprise customer. Enterprise sales are lead-driven and generally require on-site product demonstrations. An enterprise customer will then enter into a pilot implementation and ultimately a full-scale deployment. Enterprise sales are a lengthy process and may take three to six months to close.

fileTRUST

In connection with our purchase of fileTRUST from Bank of America (formerly FleetBoston) in February 2002, we executed a two-year enterprise license agreement with Bank of America (formerly FleetBoston) for their internal use of fileTRUST. This initial term of this agreement concluded in February 2004. The terms of this agreement provide for automatic renewals on a month-to-month basis. Bank of America (formerly FleetBoston) terminated its license agreement with us in September 2004. Bank of America (formerly FleetBoston) was our largest customer. We continue to seek organizations similar to Bank of America (formerly FleetBoston) to whom to market and sell fileTRUST.

Product Support

Built Right Networks provides our end-users and reselling channel with product support under the terms of the Outsourced Services Agreement. Technical support is primarily provided through Internet communication, electronic mail and a traditional telephone support line. We depend on Built Right Networks to provide end-user support and troubleshooting. We maintain a specific reseller site on our web page that includes a frequently asked questions page and regularly updated support information for our reselling channel. Analysis of support calls is used to improve and enhance both the product and the web site content.

Our Mangomind and fileTRUST customers are provided with twenty-four hour customer support. Direct customer support is available through a dedicated telephone line or e-mail and is managed by Built Right Networks. In addition, we maintain certain customer support information on our web site.

Concentrations

We generate the majority of our revenues from the sale of our products and services in North America. All of our 2006, 2005 and 2004 revenues were generated from sales to North American customers.

Two customers accounted for approximately 10% of our 2006 net revenues and one customer accounted for approximately 12% and 35% of our net revenues in 2005 and 2004 respectively

Intellectual Property

To date, we have been granted nine patents as follows: (i) System and Method for Providing Highly Available Data Storage Using Globally Addressable Memory (June 1, 1999); (ii) Structured Data Storage Using Globally Addressable Memory (June 29, 1999); (iii) Remote Access and Geographically Distributed Computers in a Globally Addressable Storage Environment (November 16, 1999); (iv) Shared Client-Side Web Caching Using Globally Addressable Memory (February 15, 2000); (v) Shared Memory Computer Networks (November 14, 2000); (vi) Dynamic Directory Service (November 11, 2003); (vii) Distributed Virtual Web Cache Implemented Entirely In Software (July 6, 2004); (viii) Internet-Based Shared File Service With Native PC Client Access And Semantics (June 6, 2006); and (ix) Internet-Based Shared File Service With Native PC Client Access And Semantics And Distributed Access Control (November 14, 2006). We have applied for two additional U.S. patents, which applications are still pending. Our patents cover aspects of our peer-to-peer and clustering technology, Cachelink and Mangomind. We have also filed patent applications outside of the U.S. that are counterparts to the issued patents and pending applications. We also own trademarks on “Cachelink,” “Medley,” “Mango,” and “MangoSoft.” In addition, we also own service marks on “Mangomind,” “fileTRUST” and “the Business Internet File Service.”

We consider elements of our software, peer-to-peer and clustering technologies to be proprietary. We rely on a combination of trade secrets, copyright and trademark law, contractual provisions, confidentiality agreements, and certain technology and security measures to protect our intellectual property, proprietary technology and know-how. Our future results of operations are highly dependent on the proprietary technology that we have developed internally. Consequently, we have taken actions to secure our proprietary technology in the form of patent protection. If we are denied our patent requests, either individually or as a group, we believe that there would be a material adverse impact on our business.

We license encryption software from a leading e-security software provider. This encryption software allows multiple users to more securely transmit, share and store files via the Mangomind service. All files shared, stored and transmitted over the Internet using the Mangomind service are protected with 128-bit encryption. We are required to make royalty payments to the software provider based on the volume of our sales.

Patent Portfolio

In order to protect and enforce our patent portfolio, we have embarked on an aggressive litigation strategy to protect and enforce our intellectual property rights. To implement this strategy, we have retained the services of the law firm of Mintz Levin Cohn Ferris Glovsky and Popeo PC to represent us primarily on a contingency fee basis. As such, other than a relatively nominal retainer and reimbursement of certain out of pocket costs, Mintz Levin only receives payment for its legal services in the event and to the extent we are successful in resolving these litigations, either in the form of a judgment or settlement in our favor, or if as a result of the litigation we enter into a license with respect to our technology. We also receive the services of our general corporate and securities counsel, Zukerman Gore & Brandeis, LLP (including in connection with this offering) on a contingency-fee basis as well, and will only be obligated to pay for their legal services if and when there is a successful resolution of these litigations. Further, in connection with previous legal fees and disbursements incurred by the Company with a prior law firm the Company has agreed as partial payment therefor to pay to such prior law firm five (5%) of the first ten million ($10,000,000) of net revenues received by the Company from certain ongoing patent litigations. Copies of a retainer agreement with each of Mintz Levin Cohn Ferris Glovsky and Popeo PC and Zukerman Gore & Brandeis, LLP are annexed as Exhibits to the registration statement of which this prospectus forms a part.

These litigation matters include the following:

On November 22, 2002, we filed a complaint in case of Mangosoft, Inc. et al. v. Oracle Corporation, C.A. No. 02-545-M in the United States District Court for the District of New Hampshire against Oracle Corporation (“Oracle”) alleging, among other things, infringement of U.S. Patent No. 6,148,377 entitled ”Shared Memory Computer Networks” (November 14, 2000). On March 14, 2006, the District Court issued a decision on Oracle's motion for summary judgment holding that that Oracle did not infringe U.S. Patent No. 6,148,377. The District Court thereafter entered a judgment of non-infringement in favor of Oracle on March 28, 2007. On March 29, 2007 the company filed a Notice of Appeal in the United States District Court for the District of New Hampshire. By the filing of a Notice of Appeal, Mangosoft has commenced an appeal to the United States Court of Appeals for the Federal Circuit challenging the District Court’s claim construction order of September 21, 2004, and the District Court’s summary judgment decision and resulting judgment.

  On September 22, 2006, our wholly-owned subsidiary, Mangosoft Intellectual Property, Inc., filed a complaint in case of Mangosoft Intellectual Property, Inc. v. Skype Technologies SA, et al. C.A. No. 2-06 CV 390 TJW, in the United States District Court for the Eastern District of Texas against Skype Technologies, SA, Skype Software SARL and eBay, Inc. alleging infringement of U.S. Patent No. 6,647,393 entitled “Dynamic Director Service” (November 11, 2003) now held by Mangosoft Intellectual Property, Inc. The complaint alleges that each of these defendants have infringed, and continue to infringe U.S. Patent No. 6,647,393 in violation of one or more provisions of 35 U.S.C. § 271 and seeks damages for infringement as well as injunctive relief.

Other than the matters listed above, there are no material pending legal proceedings, other than the routine litigation occurring in the normal course of operations, to which we are party or of which any of our properties are subject.

Description of Property

Since December 1, 2004 the Company has used the office space of BuiltRight Networks at no specific rent. Our office had the capacity to accommodate approximately twenty people. Our office was leased from Forward Journey LLC, an independent third party lessor. In 2005 and 2006, we did not have any rent commitments or expense.

Employees

As of December 31, 2006 we had 1 full-time employee. Our success is highly dependent on our ability to attract and retain qualified resellers and to retain qualified outsourced information system management. To date, we believe we have been successful in our efforts, but there is no assurance that we will continue to be as successful in the future.

THE RIGHTS OFFERING

Basic Subscription Privilege

As soon as practicable after the date of this prospectus, MangoSoft is distributing, at no charge, to holders of our common stock on the record date, _______ ___, 2007, rights to purchase up to an additional 2,400,000 shares of its common stock. We are distributing ________ of a right for each share of common stock held on the record date. Each full right will be exercisable for one share of common stock at a subscription price of approximately $.50 per share. We have reserved a total of 2,400,000 shares of common stock for the exercise of the rights.

We are sending a subscription certificate and related instructions to each record holder along with this prospectus to evidence the rights. In order to exercise rights, you must fill out and sign the appropriate subscription certificate and timely deliver it with full payment for the shares to be purchased. There is no minimum number of shares which you must subscribe for in order to participate in the rights offering.

A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held on the record date by its beneficial owners, upon proper showing to Interwest Transfer Company.

Over-Subscription Privilege

You may exercise your over-subscription privilege only if you exercise your rights in full. To determine if you have fully exercised your rights, we will consider only the rights held by you in your individual capacity. For example, you may be granted rights with respect to the shares of common stock which you own individually and shares of common stock which you own jointly with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise those rights that you own individually.

When you complete the portion of your subscription certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your rights in full.

To exercise your over-subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $0.50 per share, before the expiration of the rights offering. The amount of additional shares for which you may oversubscribe is the greater of (A) 50% of the number of full rights you receive, or (B) 100 shares.

If there are more shares of our common stock available than the number of over-subscription requests, all over-subscription requests will be filled in full. If there are more over-subscription requests than available shares, we will allocate the available shares among those holders exercising the over-subscription privilege. The allocation will be made first to holders of less than ___ rights so that those holders may subscribe for [___] shares (or the next higher multiple of 10 shares) and thereafter pro rata among all holders exercising the over-subscription privilege.

If you exercised your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

Investors are entitled to participate in the over-subscription privilege in their capacity as stockholders on the same terms as the other stockholders. The Investors are not entitled to participate in the over-subscription privilege with respect to any unsubscribed shares they may be obliged to purchase in their capacity as standby purchasers.

Fractional Shares

We will not issue any fractional shares. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding downward to the nearest number of whole shares and refunding without interest any payment received for a fractional share as soon as practicable.

Expiration Time and Date

The subscription privilege expires at 5:00 p.m., Eastern Daylight Savings Time, on [____________], 2007, provided that we reserve the right to extend the rights offering in our sole discretion to some later time. After the expiration date, including any extensions, rights will no longer be exercisable by anyone.

In order to exercise rights in a timely manner, you must assure that Interwest Transfer Company actually receives, prior to expiration of the rights, the properly executed and completed subscription certificate, or form of “Notice of Guaranteed Delivery,” together with full payment in good funds for all shares you wish to purchase.

Reasons for the Rights Offering

We are offering the rights to fund the Company’s litigation expenses in connection with the Company enforcing its patent portfolio, and for certain working capital purposes. See “Use of Proceeds.”

No Board Investment Recommendation to Stockholders

Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. If you do not exercise all of your rights, you will maintain your ownership interest in the Company, but you will own a smaller percentage of the total outstanding common stock after completion of the rights offering. If you exercise rights, you risk investment loss on new money invested. We cannot assure you that the subscription price will be below the market price for the common stock during the rights offering, or that anyone purchasing shares will be able to sell those shares in the future at a higher price.

General terms and assumptions

Only holders of record of common stock at the close of business on the record date, [_________], 2007 or those to whom rights have been validly transferred, may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Computershare Investor Services, LLC, as of the record date.

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The text below generally assumes that you are a record holder of shares, unless otherwise noted. If you own shares held in a brokerage, bank or other custodial or nominee account, such as shares held in the Company’s Employee Stock Purchase Plan or 401(k) Plan, you should promptly send the proper instruction form to your broker or other person holding your shares, in order to exercise rights. Your broker or other person holding your shares is the record holder and will have to act in order for you to exercise rights. We have asked the securities brokers and other nominee holders of our stock to contact you to obtain your instructions concerning rights you are entitled to exercise. All commissions, fees and other expenses, such as transfer taxes, incurred in connection with your exercise of rights through one of these accounts will be your responsibility.

•	No interest will be paid on your funds delivered to exercise rights, regardless of whether the funds are applied to the purchase of shares or returned for any reason.

Interwest Transfer Company

Interwest Transfer Company is acting as the Subscription Agent for the rights offering under an agreement with us.

Fees and Expenses

We will pay the fees and expenses of Interwest Transfer Company, except applicable brokerage commissions, taxes and other expenses relating to the sale of rights for your account by Interwest Transfer Company. We have also agreed to indemnify Interwest Transfer Company against certain liabilities in connection with the rights offering.

You will be responsible for paying any commissions, fees and other expenses, including brokerage commissions and transfer taxes, that you may incur in the purchase of shares pursuant to the exercise of your rights. Neither the Company nor Interwest Transfer Company will be responsible for such charges or expenses.

Solicitation Agent

We have not engaged the services of any person or entity to act as a solicitation agent in connection with the rights offering.

Standby Purchase

The Investors intend to enter into an agreement with the Company whereby they will agree to stand by to purchase all of the shares that are offered by this prospectus that are not purchased by the other stockholders who have failed to exercise their rights, either pursuant to their basic subscription right or pursuant to their over-subscription privilege. The Investors have the right to participate in the over-subscription privilege in their capacity as stockholders on the same terms as the other stockholders.

Conditions Relating to the Rights Offering

The Company has reserved the right at its sole discretion to terminate the rights offering in its entirety. If the rights offering is terminated for any reason, we will instruct Interwest Transfer Company to refund without interest to those persons who subscribed for shares in the rights offering all payments received by Interwest Transfer Company.

The material conditions to consummation of the rights offering include the following, which must be satisfied or waived as of the date and time the rights expire:

•	the Securities and Exchange Commission must not have issued a stop order relating to the registration statement filed with the Securities and Exchange Commission relating to this prospectus;

•	representations made by the parties in the standby agreement must be materially true and correct; and

•	the rights offering must have been completed in the manner described in this prospectus.

Method of Exercise of Rights

All subscription certificates with respect to your basic subscription rights and the over-subscription privileges, payments of the subscription price, nominee holder certifications and notices of guaranteed delivery, to the extent applicable to your exercise of rights, must be delivered to Interwest Transfer Company.

Please do not send subscription certificates or related forms to us.

You should read carefully the subscription certificates and related instructions and forms which accompany this prospectus. You should call Melinda Orth at Interwest Transfer Company, 801-272-9294, promptly with any questions you may have.

You may exercise your rights by delivering to Interwest Transfer Company, at the address specified below, at or prior to expiration of the rights:

•	the properly completed and executed subscription certificate(s) which evidence the rights that you wish to exercise, and

•	payment in full in good funds of the subscription price for each share you wish to purchase under the subscription privilege.

if by mail:

Interwest Transfer Company
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, UT 84117

if by hand, overnight delivery or express mail:

same address as above

Required Forms of Payment for Exercise

•	If you exercise any rights, you must deliver full payment in the form of:

•
a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Interwest Transfer Company, as Subscription Agent, or by wire transfer of funds to the account maintained by Interwest Transfer Company, Subscription Agent, for this rights offering at [_______________], ABA No. [__________], Acct. No.[______________], Attention: Mr./Ms. [_____________].

In order for you to timely exercise your basic subscription rights and the over-subscription privilege, Interwest Transfer Company must actually receive the subscription price before expiration of the rights in the form of:

•	a personal check which must have timely cleared payment, or

•	a certified or cashier’s check or bank draft drawn upon a U.S. bank or a U.S. postal money order, or collected funds in Interwest Transfer Company’s account designated above.

Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

Special Procedure Under “Notice of Guaranteed Delivery” Form

If you wish to exercise your basic subscription rights and the over-subscription privilege but cannot ensure that Interwest Transfer Company will actually receive the executed subscription certificate before the expiration of the rights, you may alternatively exercise these rights by causing all of the following to occur within the time prescribed:

•	Interwest Transfer Company must receive full payment prior to the expiration time for all shares you desire to purchase under the basic subscription privilege and the over-subscription privilege.

•
Interwest Transfer Company must receive a properly executed “Notice of Guaranteed Delivery” substantially in the form distributed by us with your subscription certificate at or prior to the expiration time.

•
The “Notice of Guaranteed Delivery” must be executed by both you and one of the following: a member firm of a registered national securities exchange, an NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to Interwest Transfer Company. The cosigning institution must guarantee in the Notice of Guaranteed Delivery that the subscription certificate will be delivered to Interwest Transfer Company within three NYSE trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

•
Interwest Transfer Company must receive the properly completed subscription certificate(s) with any required signature guarantee within three NYSE trading days following the date of the related Notice of Guaranteed Delivery.

•	If you are a nominee holder of rights, the “Nominee Holder Certification” must also accompany the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered to Interwest Transfer Company in the same manner as subscription certificates at the address set forth above under “The Rights Offering - Method of Exercise of Rights,” or may be delivered by telegram or facsimile transmission (telecopier no. 801-277-3147).

Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Interwest Transfer Company.

Incomplete Forms; Insufficient or Excess Payment

If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered. If your forms are incomplete, we are also entitled to reject them.

If your payment exceeds the amount required to pay for the shares you indicate in your subscription certificate, then we will return any payment not applied to the purchase of shares under the rights offering procedures without interest to those who made these payments as soon as practicable by mail.

Exercise of Less Than All Rights

If you subscribe for fewer than all of the shares represented by your subscription certificate, you will receive from Interwest Transfer Company a new subscription certificate representing the unused rights only if Interwest Transfer Company receives a properly endorsed subscription certificate from you no later than 5:00 p.m., Eastern Standard time, on the fifth (5th) business day prior to the expiration date. It will not issue new subscription certificates for partially exercised or sold rights submitted after that time and date. If you do submit a partial exercise or sale after that time and date, you will not be able to exercise the unexercised or unsold rights.

Unless you make other arrangements with Interwest Transfer Company, a new subscription certificate issued after 5:00 p.m., Eastern Daylight Savings Time, on the fifth (5th) business day before the expiration date will be held for pick-up by you at Interwest Transfer Company.

If you request a reissuance of a subscription certificate, the delivery of that document will be at your risk.

Instructions to Nominee Holders

If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of our stock, we are requesting that you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and submit them on a timely basis to Interwest Transfer Company with the proper payment.

Risk of Loss on Delivery of Subscription Certificate Forms and Payments

Each holder of rights bears all risk of the method of delivery to Interwest Transfer Company of subscription certificates and payments of the subscription price.

If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Interwest Transfer Company and clearance of payment prior to the expiration time.

Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.

How Procedural and Other Questions are Resolved

We are entitled to and will decide all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Any such determination will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise or any right because of any defect or irregularity.

Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither The Company nor Interwest Transfer Company have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document, and they will not incur any liability for failure to give such notification.

We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome. See “The Rights Offering-Right to Refuse Exercise Due to Regulatory Issues” below.

Questions and Assistance Concerning the Rights

You should direct any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to Interwest Transfer Company, to Melinda Orth at 801-272-9294.

No Revocation

Once you have exercised the subscription privilege, you may not revoke or change your exercise.

Non-Transferability of Rights

The rights are not transferable.

Foreign and Unknown Addresses

We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by Interwest Transfer Company for those stockholders. To exercise their rights, these stockholders must notify Interwest Transfer Company prior to 11:00 a.m., Eastern Daylight Savings Time, on _____________, 2007. At that time, if a foreign holder has not exercised its rights, the rights will expire.

Right to Refuse Exercise Due to Regulatory Issues

We reserve the right to refuse the exercise of any basic subscription rights or over-subscription privileges by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

No Adjustment to Outstanding Stock Options or Other Stock Awards

The Company will not, solely as a result of the rights offering, adjust the number of shares of common stock reserved for issuance under our stock option or benefit plans for employees and other eligible participants, or the number of shares subject to outstanding warrants or awards or stock options.

Amendment, Extension and Withdrawal

We may terminate the rights offering in its entirety and, if we do, we will refund all funds received for the exercise of rights, as described under “The Rights Offering - Conditions Relating to the Rights Offering.”

We may also in our sole discretion, amend the rights offering and/or extend the time to exercise rights beyond _____, 2007, which is the current expiration date of the rights offering.

We also reserve the right to withdraw the rights offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned to those persons who subscribed for shares in the rights offering.

Issuance of Stock Certificates

Stock certificates for shares purchased in the rights offering will be issued to you as soon as practicable after the expiration date. Interwest Transfer Company will deliver subscription payments to Grubb & Ellis only after consummation of the rights offering and the issuance of stock certificates to those exercising rights.

If you exercise rights, you will have no rights as a stockholder until certificates representing shares you purchased are issued. Unless otherwise instructed in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

RELATED PARTY TRANSACTIONS

On September 20, 2006, the Company received a bridge loan in the amount of $250,000 from an existing stockholder who is also an Investor. The bridge loan bore interest at the prime rate of interest as announced from time to time by Citibank NA, plus 1% per annum and was automatically convertible (on the same terms and conditions) into the equity securities sold in the Company’s immediately following private or public sale of equity or equity linked securities, provided that the proceeds of such sale of securities would be used primarily to fund expenses relating to certain intellectual property litigations in which the Company was the plaintiff.

On January 10, 2007 we effected the Private Placement to certain existing stockholders of the Company pursuant to which we offered and sold 2,400,000 shares of our common stock for $1,200,000 inclusive of the conversions of the $250,000 principal amount of the Bridge loan. The price per share purchase price in the private placement was $.50 per share, the same per share price at which each right is entitled to purchase one (1) share of common stock pursuant to this rights offering. The Investors intend to enter into an agreement with the Company to purchase all the shares offered under this rights offering that are not subscribed for and purchased by other stockholders of the Company. In connection with the Private Placement, the Company by majority written consent in lieu of a meeting, also increased the authorized capital of the Company from 3,703,704 shares to 15,000,000 shares, so as to facilitate this rights offering, among other things.

USE OF PROCEEDS

Since the Investors intend to enter into an agreement with the Company pursuant to which they intend to agree to exercise all of the rights that are not otherwise exercised by the other stockholders of the Company, the aggregate net proceeds to us from this offering will be approximately $1,160,000, after deducting fees and estimated expenses of approximately $40,000 We currently anticipate that over the next twelve months we will use approximately $750,000 of the net cash proceeds from the rights offering in connection with pursuing various intellectual property litigations to enforce the Company’s patent portfolio. We anticipate using the balance for working capital purposes, including obtaining D&O insurance so we can attract other individuals to join our Board of Directors.

DILUTION

Our net tangible book value, as of March 31, 2007, was approximately $850,968 or $.25 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding at March 31, 2007.

After giving effect to (i) our sale of the 2,400,000 shares of common stock in this rights offering, including giving effect to the standby agreement, at an assumed offering price of $0.50 per share, (ii) the issuance of 2,400,000 shares of common stock for $1,200,000 in January, 2007, and (iii) after deducting estimated expenses related to this rights offering, our pro forma net tangible book value as of March 31, 2007, would have been $1,850,968, or $.32 per share. This represents an immediate increase in pro forma net tangible book value of $.42 per share to existing shares, and an immediate dilution of $.18 per share to new shares.

The following table illustrates this per share dilution:

Assumed offering price per share	$.50
Net tangible book value per share at March 31, 2007	$.25
Increase per share attributable to new shares per this offering	$.42
Pro forma net tangible book value per share after the offering	$.32
Dilution per share to new shares[1]	$.18

1Dilution is determined by subtracting the pro forma net tangible book value per share from the offering price paid by a stockholder for a share of common stock.

The foregoing discussion and tables assume no other stock issuance by the Company or any exercise of any outstanding stock options other than as expressly set forth in the discussion above. As of March 31, 2007 there were outstanding options to purchase an aggregate of 750,000 shares of common stock at a weighted average exercise price of $1.73 per share.

CAPITALIZATION

The following table shows, in the column labeled “Actual,” our capitalization as of March 31, 2007. The table also shows, in the column labeled “As Adjusted,” our capitalization as adjusted for (i) the issuance of an aggregate of 2,400,000 shares of our common stock on January 10, 2007 at a price of $.50 per share to certain of our current stockholders, (ii) the increase in January 2007 of our authorized capital, and (iii) for the completion of the rights offering, including giving effect to the standby agreement, at an assumed subscription price of $.50 per share, and the presently anticipated application of the net cash proceeds therefrom.

You should read this table in conjunction with the consolidated financial statements and the notes to those statements which are incorporated by reference in this prospectus.

	Actual	As Adjusted
Stockholders’ Equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; 20,000 issued	$20	$20
Common stock, $0.001 par value per share; 15,000,000 shares authorized; 5,813,038 - shares issued and outstanding respectively	3,413	5,813
Capital in excess of par	89,904,757	90,902,357
Accumulated other comprehensive loss	-	-
Accumulated deficit	(89,057,222)	(89,057,222)
Total Stockholders’ Equity	$850,968	$1,850,968
Total Capitalization	$850,968	$1,850,968

DIVIDENDS

We intend to retain any future earnings for use in our business and therefore we do not anticipate paying any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

We are offering up to 2,400,000 shares of the common stock in the rights offering directly to holders of our common stock.

As soon as practicable after the date of this prospectus, we will distribute the rights and copies of this prospectus to individuals who owned shares of common stock on [_________], 2007, the record date.

The Investors have agreed to exercise all of the rights not otherwise exercised by the other stockholders of the Company.

We will pay the fees and expenses of Interwest Transfer Company, as Subscription Agent in the rights offering. We have also have agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering, including liabilities under the Securities Act of 1933.

We will not engage the services of any third party as a solicitation agent or information agent with respect to the rights offering.

FEDERAL INCOME TAX CONSEQUENCES

General

This section discusses the material federal income tax consequences of the rights offering to (1) beneficial owners of our common stock upon distribution of the rights, and (2) holders of rights upon the exercise and disposition of the rights. The discussion is based on the Internal Revenue Code of 1986, the Treasury regulations thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively. The discussion is limited to U.S. taxpayers who hold our common stock, who will receive rights pursuant to the rights offering and any shares acquired upon the exercise of rights. This discussion does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our common stock or rights or common stock purchase warrants, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

Holders should consult their own tax advisors concerning their own respective tax situations or special tax considerations that may apply to them, including without limitation foreign, state and local laws that may apply.

Tax Consequences of Rights

Distribution of rights

Owners of our common stock will not recognize taxable income as a result of receiving the rights.

Basis and Holding Period of the Rights

The tax basis of the rights received by an owner of our common stock will be zero, unless the stockholder elects to allocate a portion of the tax basis of the common stock to the rights received in proportion to their respective fair market values. The election to allocate a portion of the tax basis to the rights must be made on the holders federal income tax return for the taxable year in which the rights are received.

The holding period of a stockholder with respect to the rights received as a distribution on such stockholder’s common stock will include the stockholder’s holding period for the common stock with respect to which the rights were distributed.

Lapse of the Rights

If rights expire prior to their exercise, the holders of those rights will not recognize any gain or loss, assuming the holder did not elect to allocate tax basis to the rights upon the initial distribution; therefore, no adjustment will be made to the tax basis of our common stock, if any, owned by such holders.

Exercise of the Rights and Basis and Holding Period of the Common Stock

Holders of rights will not recognize any gain or loss upon the exercise of rights. The tax basis of our common stock acquired through exercise of the rights will be equal to the subscription price.

The holding period for our common stock acquired through exercise of the rights will begin on the date the rights are exercised.

Sale of Common Stock

A stockholder will recognize gain or loss upon the sale of our common stock acquired by exercise of rights in an amount equal to the difference between the amount realized and the stockholder’s tax basis in the shares. The gain or loss so recognized will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year.

LEGAL MATTERS

The validity of the common stock and the rights in this offering will be passed upon for MangoSoft, Inc. by Zukerman Gore & Brandeis, LLP of New York, New York.

EXPERTS

The consolidated financial statements of MangoSoft, Inc. appearing herein have been audited by Stowe & Degon, independent auditors, as set forth in their report included therein. Consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by referenced in this prospectus:

(1)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

(2)	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006.

(3)	Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006.

(4)	Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2006

(5)	Current Report on Form 8-K filed on January 17, 2007

(6)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006

(7)	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007

(8)
The description of the common stock contained in the Company’s registration statement on Form SB-2 (Registration No. 333-41886) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the United States Securities and Exchange Commission. The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make recent filings available, free of charge, on our website at http://www.mangosoft.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

You may also request a copy of any Securities Exchange Commission filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

Mangosoft, Inc.
29 Riverside St., Ste. A Box 8
Nashua, NH 03062

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the Securities and Exchange Commission. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$37.00

*Legal Fees and Expenses (including blue sky fees and expenses)	$0
*Accounting Fees and Expenses	$7,500.00
*Printing Expenses	$15,000.00
*Subscription Agent Fees and Expenses	$7,500.00
*Transfer Agent Fees & Expenses	$5,000
*Miscellaneous	$9,963.00
*Total	$40,000.00

* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Articles of Incorporation of Mangosoft, Inc. Our Articles of Incorporation contain provisions that limit the liability of directors in certain instances. As provided by the Nevada General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect liability for any breach of a director’s duty to us or our stockholders that involves (i) intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment dividends in violation of Nevada Revised Statutes 78.300.

ITEM 16. EXHIBITS

4.1	Form of Subscription Certificate*

4.2	Form of Standby Agreement*

5	Opinion of Zukerman Gore & Brandeis, LLP*

10.1	Retainer Agreement of Mintz Levin Cohen Ferris Glovsky and Popero PC*

10.2	Retainer Agreement of Zukerman Gore & Brandeis, LLP*

23.1	Consent of Stowe & Degon

23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5)*

99.1	Form of Subscription Agreement*

99.2 Form of Stockholder of Record Letter*

99.3 Form of Notice of Guaranteed Delivery*

99.4 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.5 Form of Letter from Brokers or Other Nominees to Beneficial Owners*

99.6 Form of Instructions by Beneficial Owners to Brokers or Other Nominees*

* To be filed by Amendment

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth in the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 2, 2007.

MANGOSOFT, INC.

By:	/s/ Dale M. Vincent
Dale M. Vincent Chief Executive Officer

SIGNATURE	TITLE

PRINCIPAL EXECUTIVE OFFICER:

/s/ Dale M. Vincent	Chief Executive Officer
Dale M. Vincent

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ Dale M. Vincent	Principal Accounting Officer
Dale M. Vincent

DIRECTORS

/s/ Dale M. Vincent	Director
Dale M. Vincent

EXHIBIT INDEX

4.1	Form of Subscription Certificate*

4.2	Form of Standby Agreement*

5	Opinion of Zukerman Gore & Brandeis, LLP*

10.1	Retainer Agreement of Mintz Levin Cohn Ferris Glovsky and Popeo PC*

10.2	Retainer Agreement of Zukerman Gore & Brandeis, LLP*

23.1	Consent of Stowe & Degon

23.2	Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5)*

99.1	Form of Subscription Agent Agreement*

99.2	Form of Stockholder of Record Letter*

99.3	Form of Notice of Guaranteed Delivery*

99.4	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.5	Form of Letter from Brokers or Other Nominees to Beneficial Owners*

99.6	Form of Instructions by Beneficial Owners to Brokers or Other Nominees*

* To be filed by Amendment